                                                                    EXHIBIT 23.1


             Consent of Ernst & Young LLP, Independent Auditors



We consent to the reference to our firm under the caption "Selected Financial Data" and to the incorporation by reference in the Registration Statement (Form S-8 No. 33-48316) pertaining to the 1991 Stock Option Plan of ARI Network Services, Inc., the Registration Statement (Form S-8 No. 33-54144) pertaining to the 1992 Employee Stock Purchase plan of ARI Network Services, Inc., and the Registration Statement (Form S-2 No. 333-31295) of ARI Network Services, Inc. and in the related Prospectus of our report dated September 19, 1997, except for Note 10 as to which the date is September 30, 1997, with respect to the financial statements and schedule of ARI Network Services, Inc. included in the Annual Report (Form 10-K) for the year ended July 31, 1997.



Milwaukee, Wisconsin                                   ERNST & YOUNG LLP
October 16, 1997